Exhibit 99.1

Press Release

Two North Broadway

Lebanon, Ohio 45036

Company Contact: Eric J. Meilstrup Chief Executive Officer LCNB National Bank (513) 932-1414 shareholderrelations@lcnb.com	Investor and Media Contact: Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025

Net earnings per share improved 58.1% from Q3 2024 to $0.49 per diluted share for Q3 2025

Q3 2025 net interest margin expands to 3.57%, from 2.84% at Q3 2024

Return on average assets was 1.21% and 1.02%, respectively, for the three and nine months ended September 30, 2025

LEBANON, Ohio--LCNB Corp. ("LCNB") (NASDAQ: LCNB) today announced financial results for the three and nine months ended September 30, 2025.

Commenting on the financial results, LCNB Chief Executive Officer, Eric Meilstrup said, “The strength of LCNB’s business model, the disciplined execution of our long-term strategy, and our near-term efforts to optimize recent acquisitions continue to benefit our financial results. During the third quarter, LCNB decreased higher cost certificates of deposit as part of a planned balance sheet reduction strategy.  In addition, several loans with lower interest rates paid off, along with maturities of low-rate investment securities.  These actions expanded net interest margin by 73 basis points year-over-year to 3.57%, while controlled noninterest expense drove a meaningful improvement in our efficiency ratio, compared to both the prior year and the prior quarter. Positive performance across the business contributed to another quarter of strong net income, a return on average assets above 1%, and book value growth to $19.02 per share.”

“LCNB’s loan portfolio at September 30, 2025, reflected the timing of customer payoffs and deliberate efforts to refine portfolio composition following our two recent acquisitions.  Our new loan pipeline remains steady, and we expect a return to growth in the first half of 2026, while maintaining our track record of disciplined underwriting standards. At the same time, momentum in LCNB Wealth continues to build, with record trust and investments and investment services assets of $1.54 billion at quarter-end.  This growth has contributed to a 23.4% year-over-year increase in third quarter fiduciary income,” continued Mr. Meilstrup.

“Our performance through the first nine months of 2025 is encouraging and reflects the ongoing efforts of our dedicated team as we continue to serve the financial needs of our customers and communities. Looking to the final quarter of 2025 and into 2026, we remain focused on investing in our platform, talent, and capabilities to drive sustainable growth and long-term shareholder value,” concluded Mr. Meilstrup.

Income Statement

Net income for the 2025 third quarter was $6.9 million, compared to $4.5 million for the same period last year. Earnings per basic and diluted share for the 2025 third quarter were $0.49, compared to $0.31 for the same period last year. Net income for the nine-month period ended September 30, 2025, was $17.5 million, compared to $7.4 million for the same period last year. Earnings per basic and diluted share for the nine-month period ended September 30, 2025 were $1.23, compared to $0.53 for the same period last year.

Net interest income for the three months ended September 30, 2025 was $18.1 million, compared to $15.0 million for the same period in 2024. Net interest income for the nine-month period ended September 30, 2025 was $52.0 million, as compared to $44.1 million in the same period last year. The growth in net interest income was primarily due to the reduction in average interest rates paid on interest-bearing liabilities and higher average rates earned on loans. For the 2025 third quarter, LCNB’s tax equivalent net interest margin was 3.57%, compared to 2.84% for the same period last year. Net interest margin for the nine-month period ended September 30, 2025 was 3.43%, as compared to 2.81% in the same period last year.

Non-interest income for the three months ended September 30, 2025 was $5.7 million, compared to $6.4 million for the same period last year. The 11.0% year-over-year decrease was primarily due to a $0.9 million reduction in net gains from sales of loans and lower bank-owned life insurance income, partially offset by higher fiduciary income and service charges and fees on deposit accounts.  For the nine months ended September 30, 2025, non-interest income increased 12.2% to $16.2 million, compared to $14.4 million for the same period last year, as a result of higher fiduciary income and service charges and fees on deposit accounts.

Non-interest expense for the three months ended September 30, 2025 was $15.1 million, compared to $15.4 million for the same period last year.  The $0.3 million decrease was primarily due to stable operating expenses and the absence of $0.3 million of one-time merger-related expenses that occurred in the 2024 third quarter.  For the nine months ended September 30, 2025, non-interest expense was $2.2 million lower than the comparable period in 2024, partially due to a $3.2 million reduction in merger-related expenses and lower FDIC insurance premiums, partially offset by higher marketing, contracted services, and other non-interest expenses.

Capital Allocation

For the three months ended September 30, 2025, LCNB paid $0.22 per share in dividends.  Year-to-date, LCNB has paid $0.66 per share in dividends.

Balance Sheet

Total assets at September 30, 2025 decreased 4.4%, to $2.24 billion, from $2.35 billion at September 30, 2024, and were down 2.7% compared to $2.31 billion at December 31, 2024. Net loans at September 30, 2025 were $1.67 billion, a decrease of 2.4%, or $40.3 million, from September 30, 2024, and down 2.5%, or $43.0 million, from December 31, 2024. During the quarter ended September 30, 2025, the Company originated $67.0 million in loans and sold $23.4 million into the secondary market, which contributed $0.7 million of gains to third quarter non-interest income.

Loans held for sale totaled $4.0 million at September 30, 2025, compared to $5.6 million at December 31, 2024 and $35.7 million at September 30, 2024, and are primarily composed of loans scheduled to be sold to an investor.

Total deposits at September 30, 2025 decreased 3.5%, to $1.85 billion, compared to $1.92 billion at September 30, 2024, and were down 1.6% from $1.88 billion at December 31, 2024.

At September 30, 2025, shareholders' equity was $269.9 million, compared to $253.2 million at September 30, 2024. On a per-share basis, shareholders' equity at September 30, 2025 was $19.02, compared to $17.95 at September 30, 2024.

At September 30, 2025, tangible shareholders' equity was $172.4 million, compared to $154.7 million at September 30, 2024. The 11.4% year-over-year increase in tangible shareholders' equity was primarily from higher retained earnings and an improvement in the unrealized losses on the available-for-sale investment portfolio. On a per-share basis, tangible shareholders' equity was $12.15 at September 30, 2025, compared to $10.97 at September 30, 2024.

Assets Under Management

Total assets managed at September 30, 2025 were $4.20 billion, compared to $4.25 billion at September 30, 2024, and $4.23 billion at December 31, 2024. The year-over-year decrease in total assets managed was due to lower LCNB total assets, mortgage loans serviced, and cash management, partially offset by higher trust and investments and brokerage accounts. Trust and investments and brokerage accounts increased due to a higher number of new LCNB Wealth Management customer accounts and an increase in the fair value of managed assets.

Asset Quality

For the 2025 third quarter, LCNB recorded a provision for credit losses of $211,000, compared to a provision for credit losses of $660,000 for the 2024 third quarter. For the nine months ended September 30, 2025, LCNB recorded a total provision for credit losses of $426,000, compared to a total provision for credit losses of $1.3 million for the nine months ended September 30, 2024.

Net charge-offs for the 2025 third quarter were $169,000, or 0.04% of average loans, compared to net charge-offs of $84,000, or 0.02% of average loans, annualized, for the same period last year. For the 2025 nine-month period, net charge-offs were $287,000, or 0.02% of average loans, compared to net charge-offs of $147,000, or 0.01% of average loans, for the 2024 nine-month period.

Total nonperforming loans, which include non-accrual loans and loans past due 90 days or more and still accruing interest, were $2.0 million, or 0.12% of total loans, at September 30, 2025, compared to $3.3 million, or 0.19% of total loans, at September 30, 2024. The year-over-year decrease in nonaccrual loans was primarily due to the disposition of one commercial real estate loan. The nonperforming assets-to-total-assets ratio was 0.09% at September 30, 2025, compared to 0.14% at September 30, 2024.

About LCNB Corp.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Through its subsidiary, LCNB National Bank (the “Bank”), it serves customers and communities in Southwest and South-Central Ohio. A financial institution with a long tradition for building strong relationships with customers and communities, the Bank offers convenient banking locations in Butler, Clermont, Clinton, Fayette, Franklin, Hamilton, Montgomery, Preble, Ross, and Warren Counties, Ohio. The Bank continually strives to exceed customer expectations and provides an array of services for all personal and business banking needs including checking, savings, online banking, personal lending, business lending, agricultural lending, business support, deposit and treasury, investment services, trust and IRAs and stock purchases. LCNB Corp. common shares are traded on the NASDAQ Capital Market Exchange® under the symbol “LCNB.”

Learn more about LCNB Corp. at www.lcnb.com

Forward-Looking Statements

Certain statements made in this news release regarding LCNB’s financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.  Please refer to LCNB’s Annual Report on Form 10-K for the year ended December 31, 2024, as well as its other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of LCNB’s business and operations.  Additionally, LCNB’s financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially.  These factors include, but are not limited to:

1.	the success, impact, and timing of the implementation of LCNB’s business strategies;
2.

LCNB’s ability to integrate recent and future acquisitions, including Cincinnati Bancorp, Inc. and Eagle Financial Bancorp, Inc., may be unsuccessful or may be more difficult, time-consuming, or costly than expected;

3.	LCNB may incur increased loan charge-offs in the future and the allowance for credit losses may be inadequate;
4.	LCNB may face competitive loss of customers;
5.	changes in the interest rate environment, either by interest rate increases or decreases, may have results on LCNB’s operations materially different from those anticipated by LCNB’s market risk management functions;
6.	changes in general economic conditions and increased competition could adversely affect LCNB’s operating results;
7.	changes in regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact LCNB’s operating results;
8.	LCNB may experience difficulties growing loan and deposit balances;
9.	United States trade relations with foreign countries could negatively impact the financial condition of LCNB's customers, which could adversely affect LCNB's operating results and financial condition;
10.	global and/or domestic geopolitical relations and/or conflicts could create financial market uncertainty and have negative impacts on commodities, currency, and stability, which could adversely affect LCNB's operating results and financial condition;
11.	difficulties with technology or data security breaches, including cyberattacks or widespread outages, could negatively affect LCNB's ability to conduct business and its relationships with customers, vendors, and others;
12.	adverse weather events and natural disasters and global and/or national epidemics could negatively affect LCNB’s customers given its concentrated geographic scope, which could impact LCNB’s operating results; and
13.

government intervention in the U.S. financial system, including the effects of legislative, tax, accounting, and regulatory actions and reforms, including, the Jumpstart Our Business Startups Act, the Consumer Financial Protection Bureau, the capital ratios of Basel III as adopted by the federal banking authorities, changes in deposit insurance premium levels, and any such future regulatory actions or reforms.

Forward-looking statements made herein reflect management's expectations as of the date such statements are made.  Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of LCNB and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  LCNB undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.